UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) January 28, 2014 (January 27, 2014)

MYOS CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-53298	90-0772394
(State of other jurisdiction of incorporation)	(Commission file No.)	(IRS employer identification No.)

45 Horsehill Road, Suite 106 Cedar Knolls, New Jersey		07927
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (973) 509-0444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 27, 2014, MYOS Corporation (the “Company”) consummated a private placement (the “Offering”) of units (the “Units”) comprised of (i) one share of the Company’s common stock, $0.001 par value (the “Common Stock”), and (ii) two warrants to purchase shares of Common Stock as follows: (a) a Series A warrant to purchase 0.5 shares of Common Stock at an exercise price of $0.30 per share (the “Series A Warrant”) and (b) a Series B warrant to purchase 0.25 shares of Common Stock at an exercise price of $0.90 per share ((the “Series B Warrant,” and together with Series A Warrant, the “Warrants”) to accredited investors (“Purchasers”) pursuant to the terms of a Securities Purchase Agreement (the “Agreement”) at a purchase price of $0.15 per Unit.  In connection with the Offering, the Company issued 31,566,677 shares of Common Stock, 15,783,347 Series A Warrants and 7,891,677 Series B Warrants for aggregate gross proceeds of $4.375 million. The Company intends to use the net proceeds from the Offering primarily for working capital, research and development, strategic initiatives and other general corporate purposes.

The Series A Warrants entitle the holders to purchase shares of Common Stock reserved for issuance thereunder for a period of three years from the closing of the Offering (the “Closing Date”) and the Series B Warrants entitle the holders to purchase Common Stock for issuance thereunder for a period of five years from the Closing Date. The Warrants can be exercised for cash or on a cashless basis.

The Agreement provides that the Company will use its commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission within 90 days from the Closing Date with respect to the re-sale of all Common Stock issued in connection with the Offering, including the shares of Common Stock underlying the Warrants, and will use its commercially reasonable efforts to obtain effectiveness of the registration statement within 150 days of the Closing Date.

The Agreement also permits the Purchasers a right to participate, pro rata, up to 25% of the total dollar value of any equity related financing conducted by the Company for a period of two years from the Closing Date. In addition, the Company agreed to appoint a nominee (to be designated by the holders of a majority of the shares of Common Stock issued in the Offering) to the Company’s board of directors within thirty days of the consummation of the Offering, and provided that the Purchasers continue to own at least 50% of the shares of Common Stock issued in the Offering, to nominate such designee to serve on the Company’s board of directors at each of the next four annual meetings of the Company’s stockholders.

The Agreement also contains customary representations, warranties and indemnification by the Company. Brean Capital, LLC served as placement agent in the Offering (the “Placement Agent”). The Placement Agent was issued 2,367,501 shares of Common Stock, equal to 7.5% of the shares of Common Stock issued in the Offering).

The foregoing descriptions of the Agreement and the Warrants are qualified in their entirety by reference to the complete text of the Agreement and the Warrants, filed hereto as Exhibits 10.1, 4.1 and 4.2 attached hereto.

Item 3.02. Unregistered Sales of Equity Securities

See Item 1.01 of this Current Report on Form 8-K, which Item is incorporated by reference into this Item 3.02.

The securities issued in the Offering as described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and such issuances were made pursuant to the exemptions from registration provided by Section 4 (a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The securities issued thereunder are restricted in accordance with Rule 144 under the Securities Act. The issuances did not involve any public offering; the Company made no solicitation in connection with the Offering other than communications with the Purchasers; the Company obtained representations from the Purchasers regarding their investment intent, knowledge and experience; the Purchasers either received or had access to adequate information about the Company in order to make informed investment decisions; the Company reasonably believed that the Purchasers were capable of evaluating the merits and risks of their investment; and the securities issued thereunder will be issued with restricted securities legends.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Item 7.01. Regulation FD Disclosure.

On January 28, 2014, the Company issued a press release announcing the Offering. A copy of the Company’s press release is furnished and not filed pursuant to Item 7.01 as Exhibit 99.1 hereto. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filings.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Series A Warrant

4.2	Form of Series B Warrant

10.1	Form of Securities Purchase Agreement, dated January27, 2014, by and between MYOS Corporation and each of the Purchasers*

99.1	Press Release, dated January 28, 2014.

*  Certain exhibits and schedules to this exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 28, 2014

MYOS CORPORATION

/s/ Peter Levy
Name: Peter Levy
Title: President